Exhibit 99.1

Stephen Blake	Tamera Drake
Investor Relations Manager	Marketing Communications Manager
AMI Semiconductor	AMI Semiconductor
208-234-6077	208-234-6890
stephen_blake@amis.com	tamera_drake@amis.com

AMI Semiconductor Announces Tender Offer and Consent Solicitation

For any and all 10 3/4% senior subordinated notes due 2013 issued by
AMI Semiconductor, Inc.

POCATELLO, Idaho – March 2, 2005 – AMI Semiconductor, Inc. (the “Company”), a wholly-owned subsidiary of AMIS Holdings, Inc. (Nasdaq:AMIS), today announced that it is commencing an offer to purchase for cash all of its outstanding 10 3/4% Senior Subordinated Notes due 2013 (CUSIP Number: 001720-AC5) (the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated March 2, 2005. The Company is also soliciting consents to certain proposed amendments to the Indenture governing the Notes. The tender offer and consent solicitation will be conditioned, among other things, on the Company entering into a proposed new senior secured credit facility, which will be used together with existing cash to fund the purchase of the Notes. Commenting on the tender offer and proposed refinancing of the company’s senior credit facilities, David Henry, senior vice president and chief financial officer said, “Assuming successful completion of the tender by the end of the quarter, and based on indicative pricing for the new senior credit facility, we expect these transactions will result in a positive impact to earnings per share of $0.015 per share in the second quarter and $0.05 per share in 2005.”

If all conditions to the tender offer and consent solicitation are satisfied, holders of the Notes who validly tender their Notes pursuant to the offer and validly deliver their consents pursuant to the solicitation by 5:00 p.m., New York City time, March 17, 2005, (and do not validly withdraw their Notes or revoke their consents by such date), will be paid total consideration for each $1,000 principal amount of the Notes equal to the present value (minus accrued interest) of (a) $1,053.75 per $1,000 principal amount of the Notes, the amount payable on February 1, 2008, the first date on which the Notes are redeemable (the “First Redemption Date”) and (b) the interest that would be paid on the Notes from the date of payment up to and including the First Redemption Date, in each case determined on the basis of a yield to the First Redemption Date equal to the sum of (i) the yield of a 3.375 percent U.S. Treasury Note due February 15, 2008, plus (ii) a fixed spread of 100 basis points. In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the date of payment. Of this total consideration, $30 per $1,000 principal amount of the Notes represents a consent payment. No consent payment will be made in respect of Notes tendered after 5:00 p.m., New York City time, on March 17, 2005.

The tender offer will expire at 11:59 p.m., New York City time, on March 31, 2005, unless otherwise extended.

The proposed amendments to the Indenture governing the Notes would, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture.

AMI Semiconductor, Inc.

www.amis.com

The Company will not be required to purchase any of the Notes tendered nor pay any consent payments unless certain conditions have been satisfied, including the valid tender of a majority in aggregate principal amount of the Notes outstanding and the valid delivery of the accompanying consents, the execution and delivery of a supplemental indenture and entrance into a new senior secured credit facility. Holders of the Notes must deliver valid consents in order to tender their Notes in the offer.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any Notes. The full terms of the tender offer and the consent solicitation are set forth in the Company’s Offer to Purchase and Consent Solicitation Statement, dated March 2, 2005, and in the related Consent and Letter of Transmittal.

Credit Suisse First Boston LLC (“CSFB”) is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation should be directed to CSFB at 800-820-1653 (Toll Free) or 212-325-3784. Requests for documents should be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer and consent solicitation, at 105 Madison Avenue, New York, NY 10016, 800-322-2885 (Toll Free).

About AMI Semiconductor
AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region. For additional information, please visit www.amis.com.

This news release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “target,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. These statements are only predictions and speak only as of the date of this release. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry risks associated with international operations, the other factors identified under “Factors that May Affect Our Business and Future Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other risks and uncertainties indicated from time to time in our filings with the U.S. Securities and Exchange Commission (SEC). In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this news release will in fact occur. We do not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.